Exhibit 99.1

PRESS RELEASE

For information contact:

Mike Avara

704-973-7027

mavara@horizonlines.com

HORIZON LINES REPORTS THIRD-QUARTER FINANCIAL RESULTS

Adjusted EBITDA Increases 29.6%, For Third Quarter of Double-Digit Improvement

CHARLOTTE, NC, November 5, 2013 – Horizon Lines, Inc. (OTCQB: HRZL) today reported financial results for the fiscal third quarter ended September 22, 2013.

Financial results are being presented on a continuing operations basis, excluding the discontinued trans-Pacific container shipping operations.

Comparison of GAAP and Non-GAAP Results from Continuing Operations	Quarter Ended
(in millions, except per share data)*	9/22/2013	9/23/2012

GAAP:
Operating revenue	$273.7	$279.6
Operating income	$17.9	$13.2
Net income	$1.6	$1.4
Net income per diluted share	$0.02	$0.02

Non-GAAP:*
EBITDA	$31.3	$26.4
Adjusted operating income	$21.6	$13.7
Adjusted EBITDA	$35.0	$27.0
Adjusted net income	$5.2	$2.3
Adjusted net income per diluted share	$0.06	$0.03

*	See attached schedules for reconciliation of third-quarter 2013 and 2012 reported GAAP results to Non-GAAP results. Per-share amounts reflect the weighted average of 88.8 million fully diluted shares outstanding for the 2013 third quarter, compared with 90.7 million fully diluted shares for the 2012 period.

“Horizon Lines third-quarter adjusted EBITDA increased 29.6% over the same period a year ago, driven largely by reduced vessel charter expense, increased non-transportation revenue, lower dry-dock transit and crew-related expenses and reduced overhead,” said Sam Woodward, President and Chief Executive Officer. “The factors driving adjusted EBITDA growth were partially offset by reduced fuel recovery and certain contractual and inflationary increases in operating expenses more than offsetting a modest improvement in rates, net of fuel. Results represent the third consecutive quarter with double-digit percentage growth in adjusted EBITDA over prior-year results, adding further momentum to our improvement of Horizon Lines’ financial performance.”

Horizon Lines 3rd Quarter 2013	Page 2 of 12

Third-Quarter 2013 Financial Highlights

Volume, Rate & Fuel Cost – Container volume for the 2013 third quarter totaled 59,059 revenue loads, down 4.0% from 61,514 loads for the same period a year ago. The decline was primarily the result of the reduced number of sailings between Jacksonville and San Juan. Unit revenue per container totaled $4,236 in the 2013 third quarter, compared with $4,245 a year ago. Third-quarter unit revenue per container, net of fuel surcharges, was $3,263, up 1.4% from $3,218 a year ago. Vessel fuel costs averaged $642 per metric ton in the third quarter, 1.1% below the average price of $649 per ton in the same quarter a year ago.

Operating Revenue – Third-quarter operating revenue declined 2.1% to $273.7 million from $279.6 million a year ago. The factors driving the $5.9 million revenue decrease were a $8.0 million volume contraction, largely due to reduced sailings out of Jacksonville, and lower fuel surcharges of $5.4 million. These negative items were partially offset by a $4.7 million increase in non-transportation revenue and a $2.8 million increase in container revenue rates. The improvement in non-transportation revenue was primarily due to an increase in certain transportation services agreements and terminal services.

Operating Income – Operating income for the third quarter totaled $17.9 million, compared with $13.2 million a year ago. 2013 third-quarter operating income includes expenses totaling $3.7 million primarily associated with the impairment of excess equipment and an adjustment to previously recorded restructuring charges associated with changes to the Puerto Rico service. 2012 third-quarter operating income includes $0.5 million for antitrust-related legal expenses, severance and refinancing costs. Excluding these items, third-quarter 2013 adjusted operating income totaled $21.6 million, compared with $13.7 million a year ago. The $7.9 million improvement was primarily driven by a $3.9 million reduction in vessel lease expense and a $3.1 million increase in non-transportation revenue. (See reconciliation tables for specific line-item amounts.)

EBITDA – EBITDA totaled $31.3 million for the 2013 third quarter, compared with $26.4 million for the same period a year ago. Adjusted EBITDA for the third quarter of 2013 was $35.0 million, an increase of 29.6% from $27.0 million for 2012. EBITDA and adjusted EBITDA for the 2013 and 2012 third quarters were impacted by the same factors affecting operating income. Additionally, 2012 adjusted EBITDA reflects the exclusion of $0.3 million of non-cash gains on marking the conversion feature in the company’s convertible debt to fair value, as well as a $0.4 million loss on the conversion of debt to equity. (See reconciliation tables for specific line-item amounts.)

Net Income – The third-quarter net income from continuing operations totaled $1.6 million, or $0.02 per diluted share, on a weighted average of 88.8 million fully diluted shares outstanding. This compares with a year-ago net income of $1.4 million, or $0.02 per diluted share, on a weighted average of 90.7 million fully diluted shares

Horizon Lines 3rd Quarter 2013	Page 3 of 12

outstanding. On an adjusted basis, the third-quarter net income from continuing operations totaled $5.2 million, or $0.06 per diluted share, compared with an adjusted net income of $2.3 million, or $0.03 per diluted share, a year ago. Adjusted net income for the 2013 and 2012 third quarters reflects the same items impacting adjusted EBITDA in each period. Additionally, adjusted net income for both periods excludes the non-cash accretion of payments associated with antitrust-related legal settlements and the withdrawal from a multiemployer pension plan, and includes the tax impact of the adjustments. (See reconciliation tables for specific line-item amounts.)

Nine-Month Results – For the fiscal 2013 nine-month period, operating revenue decreased 4.4% to $777.9 million from $813.9 million for the same period in 2012. EBITDA totaled $68.5 million compared with $31.4 million a year ago. Nine-month 2013 adjusted EBITDA totaled $77.9 million, versus $53.0 million for the same period in 2012. The $24.9 million improvement was primarily due to a reduction in vessel lease expense, lower dry-dock transit and crew-related expenses, higher non-transportation revenue, reduced overhead, and gains on the sale of assets, partially offset by reduced fuel recovery, higher vessel operating expenses and certain contractual and inflationary increases in operating expenses more than offsetting a modest improvement in rates, net of fuel. The net loss from continuing operations for the 2013 nine-month period totaled $19.3 million, or $0.54 per share on 35.5 million weighted average shares outstanding, compared with a net loss of $56.5 million, or $2.98 per share on 18.9 million weighted average shares outstanding, for the prior year. The adjusted net loss from continuing operations for the 2013 nine-month period totaled $9.4 million, or $0.27 per share, contrasted with an adjusted net loss from continuing operations of $33.5 million, or $1.77 per share, for the comparable year-ago period. (See reconciliation tables for specific line items excluded from adjusted EBITDA and adjusted net loss.)

Shares Outstanding – The company had a weighted daily average of 36.2 million basic shares outstanding for the third quarter of 2013, and 35.5 million weighted average basic shares outstanding for the first nine months of the year. The company had a weighted daily average of 88.8 million diluted shares outstanding for the third quarter of 2013, and 35.5 million weighted average shares outstanding for the first nine months of the year. In 2012, the company had a weighted daily average of 90.7 million diluted shares outstanding for the third quarter, and 18.9 million weighted average shares outstanding for the nine-month period. Shares outstanding reflect the company’s financial restructuring and 1-for-25 reverse stock split in the fourth quarter of 2011, a mandatory debt-for-equity exchange in the first quarter of 2012, and a further financial restructuring in the second quarter of 2012. At October 25, 2013, the equivalent of 92.4 million fully diluted shares of the company’s stock was outstanding, consisting of 39.4 million shares of common stock and warrants convertible into 53.0 million shares of common stock.

Liquidity & Debt Structure – The company had total liquidity of $69.6 million as of September 22, 2013, consisting of cash of $2.4 million and $67.2 million available under its asset-based loan (ABL) revolving credit facility. Funded debt outstanding totaled

Horizon Lines 3rd Quarter 2013	Page 4 of 12

$501.5 million, consisting of: $221.6 million of 11.00% first-lien secured notes due October 15, 2016; $171.0 million of 13.00% – 15.00% second-lien secured notes due October 15, 2016, bearing interest at 15.00% being paid in kind with additional second-lien secured notes; a $75.8 million term loan to fund the January 2013 purchase of the company’s Alaska vessels, bearing interest at 10.25% and maturing September 30, 2016; a $20.0 million super-priority term loan, also for purchase of the Alaska vessels, bearing interest at 8.00% and maturing September 30, 2016; $2.0 million of 6.00% convertible notes, due April 15, 2017; and $10.9 million in capital leases. There were no borrowings on the company’s ABL facility, which matures October 5, 2016. The company’s weighted average interest rate for funded debt was 12.2%. Availability under the ABL credit facility is based on a percentage of eligible accounts receivable and customary reserves, with a maximum of $100.0 million of borrowing availability. Letters of credit issued against the ABL facility totaled $12.9 million at September 22, 2013.

Please see attached schedules for the reconciliation of third-quarter 2013 and 2012 reported GAAP results and Non-GAAP adjusted results.

Outlook

Management expects 2013 revenue container volumes to be below 2012 levels primarily due to the elimination of one weekly sailing from Jacksonville, Florida to San Juan, Puerto Rico. The June 2013 addition of a bi-weekly Jacksonville sailing to our southbound service between Houston, Texas and San Juan is allowing us to capture incremental volumes while utilizing an in service vessel. We expect revenue container rates to increase marginally and these increases are necessary to partially mitigate increases in expenses associated with our revenue container volumes, including our vessel payroll costs and benefits, stevedoring, port charges, wharfage, inland transportation costs, and rolling stock costs, among others.

During 2012, the company incurred considerable expenses associated with the dry-docking of our Puerto Rico vessels in Asia. Although we are dry-docking four of our west coast vessels in 2013 and we dry-docked four vessels in 2012, the expenses will be significantly lower in 2013 due to the much shorter transit and out of service times for our west coast vessels.

Vessel lease expense will be approximately $13.8 million lower than 2012 expenses due to the acquisition of three of our Jones Act qualified vessels off of charter on January 31, 2013. The lower vessel lease expense will be partially offset by approximately $8.5 million of additional interest expense in 2013 in connection with debt incurred for the acquisition of the vessels.

The company will also have overhead savings associated with the reduction of its non-union workforce beyond the reductions associated with the Puerto Rico service change. We continually evaluate our processes for potential efficiencies and have employed numerous cost-saving initiatives. For example, our move from Elizabeth, New Jersey, to Philadelphia,

Horizon Lines 3rd Quarter 2013	Page 5 of 12

Pennsylvania will produce significant advantages for our customers and will also yield long term-cost efficiencies for us. These reductions will be partially offset by higher incentive and stock based compensation expenses and other administrative expenses.

As a result of these factors, management expects 2013 financial results to exceed 2012 results, with 2013 adjusted EBITDA projected between $87.0 million and $95.0 million, compared with $66.0 million in fiscal 2012.

The company remains focused on continuing to further improve liquidity. Based upon our current level of operations, we believe cash flow from operations and cash on hand, together with borrowings available under the ABL Facility, will be adequate to meet our liquidity needs for the remainder of fiscal 2013. Total liquidity during the remainder of 2013 is expected to range between a low of approximately $50.0 million in fiscal November to a high of approximately $60.0 million at the end of the fiscal year. The decline in liquidity from the $69.6 million at the end of the third quarter is primarily due to the payment of $13.4 million of semi-annual debt service on the first-lien secured notes in October and a $5.3 million one-time payment in November to settle a multiemployer pension plan withdrawal liability. Liquidity is expected to rebound during December due to the normal seasonal cash collection peak.

Use of Non-GAAP Measures

Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA and results excluding certain expenses and income, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance relative to past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this press release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving all three noncontiguous domestic markets of Alaska, Hawaii and Puerto Rico from the continental United States. The company owns a fleet of 13 fully Jones Act-qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

Horizon Lines 3rd Quarter 2013	Page 6 of 12

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “anticipate,” “plan,” “targets,” “projects,” “will,” “expect,” “would,” “could,” “should,” “may,” and similar expressions or phrases identify forward-looking statements.

Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: volatility in fuel prices; decreases in shipping volumes; our ability to maintain adequate liquidity to operate our business; our ability to make interest payments on our outstanding indebtedness; work stoppages, strikes and other adverse union actions; the reaction of our customers and business partners to our announcements and filings, including those referred to herein; prices for our services; government investigations and legal proceedings; suspension or debarment by the federal government; failure to comply with safety and environmental protection and other governmental requirements; failure to comply with the terms of our probation; increased inspection procedures and tighter import and export controls; repeal or substantial amendment of the coastwise laws of the United States, also known as the Jones Act; catastrophic losses and other liabilities; the successful start-up of any Jones-Act competitor; failure to comply with the various ownership, citizenship, crewing, and U.S. build requirements dictated by the Jones Act; the arrest of our vessels by maritime claimants; severe weather and natural disasters; and the aging of our vessels and unexpected substantial dry-docking or repair costs for our vessels.

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. The forward-looking statements included in the press release are made only as of the date they are made and the company undertakes no obligation to update any such statements, except as otherwise required by applicable law. See the section entitled “Risk Factors” in our 2012 Form 10-K filed with the SEC on March 12, 2013, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

(tables follow)

Horizon Lines 3rd Quarter 2013	Page 7 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	September 22, 2013	December 23, 2012
Assets
Current assets
Cash	$2,353	$27,839
Accounts receivable, net of allowance of $3,346 and $3,465 at September 22, 2013 and December 23, 2012, respectively	110,455	99,685
Materials and supplies	24,943	29,521
Assets held for sale	7,702	—
Deferred tax asset	3,801	4,626
Other current assets	6,714	8,563

Total current assets	155,968	170,234
Property and equipment, net	224,881	160,050
Goodwill	198,793	198,793
Intangible assets, net	38,112	48,573
Other long-term assets	25,100	23,584

Total assets	$642,854	$601,234

Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$42,659	$46,584
Current portion of long-term debt, including capital lease	8,950	3,608
Accrued vessel rent	—	4,902
Other accrued liabilities	92,236	87,358

Total current liabilities	143,845	142,452
Long-term debt, including capital lease, net of current portion	500,287	434,222
Deferred rent	—	9,081
Deferred tax liability	4,425	4,662
Other long-term liabilities	26,458	27,559

Total liabilities	675,015	617,976

Stockholders’ deficiency
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 150,000 shares authorized, 38,885 shares issued and outstanding as of September 22, 2013, and 100,000 shares authorized, 34,434 issued and outstanding as of December 23, 2012	999	954
Additional paid in capital	383,466	381,445
Accumulated deficit	(415,732)	(397,958)
Accumulated other comprehensive loss	(894)	(1,183)

Total stockholders’ deficiency	(32,161)	(16,742)

Total liabilities and stockholders’ deficiency	$642,854	$601,234

Horizon Lines 3rd Quarter 2013	Page 8 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 22, 2013	September 23, 2012	September 22, 2013	September 23, 2012

Operating revenue	$273,663	$279,604	$777,938	$813,898
Operating expense:
Vessel	72,205	83,850	221,627	264,718
Marine	53,435	53,832	153,386	156,176
Inland	48,425	46,902	135,447	140,228
Land	36,054	38,069	107,688	111,557
Rolling stock rent	9,940	10,875	29,511	31,542

Cost of services (excluding depreciation expense)	220,059	233,528	647,659	704,221
Depreciation and amortization	9,216	9,319	28,366	30,116
Amortization of vessel dry-docking	4,221	3,954	10,430	10,589
Selling, general and administrative	18,853	19,447	56,691	60,492
Restructuring charge	1,042	—	6,294	—
Impairment charge	2,619	—	2,637	257
Miscellaneous (income) expense, net	(265)	134	(3,738)	51

Total operating expense	255,745	266,382	748,339	805,726
Operating income	17,918	13,222	29,599	8,172
Other expense:
Interest expense, net	17,015	13,808	49,649	49,036
Loss (gain) on conversion of debt	—	368	(5)	36,789
Loss (gain) on change in value of debt conversion features	23	(255)	(136)	(19,385)
Other expense, net	6	8	16	32

Income (loss) from continuing operations before income tax benefit	874	(707)	(19,925)	(58,300)
Income tax benefit	(729)	(2,150)	(603)	(1,805)

Net income (loss) from continuing operations	1,603	1,443	(19,322)	(56,495)
Net income (loss) from discontinued operations	2,477	414	1,548	(20,228)

Net income (loss)	$4,080	$1,857	$(17,774)	$(76,723)

Basic net income (loss) per share:
Continuing operations	$0.04	$0.05	$(0.54)	$(2.98)
Discontinued operations	0.07	0.01	0.04	(1.07)

Basic net income (loss) per share	$0.11	$0.06	$(0.50)	$(4.05)

Diluted net income (loss) per share:
Continuing operations	$0.02	$0.02	$(0.54)	$(2.98)
Discontinued operations	0.03	0.00	0.04	(1.07)

Diluted net income (loss) per share	$0.05	$0.02	$(0.50)	$(4.05)

Number of weighted average shares used in calculation:
Basic	36,215	33,642	35,521	18,943
Diluted	88,803	90,745	35,521	18,943

Horizon Lines 3rd Quarter 2013	Page 9 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended
	September 22, 2013	September 23, 2012

Cash flows from operating activities:
Net loss from continuing operations	$(19,322)	$(56,495)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	18,472	16,015
Amortization of other intangible assets	9,894	14,101
Amortization of vessel dry-docking	10,430	10,589
Amortization of deferred financing costs	2,419	1,977
Gain on change in value of conversion features	(136)	(19,385)
Restructuring charge	6,294	—
Impairment charge	2,637	257
(Gain) loss on conversion of debt	(5)	36,789
Deferred income taxes	(418)	(170)
Gain on equipment disposals	(4,369)	(170)
Stock-based compensation	2,336	1,274
Payment-in-kind interest expense	18,815	14,946
Accretion of interest on debt	742	3,963
Other non-cash interest accretion	975	1,543
Changes in operating assets and liabilities:
Accounts receivable	(10,770)	(9,988)
Materials and supplies	4,321	153
Other current assets	1,726	(902)
Accounts payable	(3,925)	12,937
Accrued liabilities	6,017	8,515
Vessel rent	(777)	(9,918)
Vessel dry-docking payments	(12,284)	(14,578)
Accrued legal settlements	(6,500)	(5,500)
Other assets/liabilities	9	128

Net cash provided by operating activities from continuing operations	26,581	6,081
Net cash provided by (used) in operating activities from discontinued operations	2,431	(23,875)

Cash flows from investing activities:
Purchases of property and equipment	(106,417)	(9,511)
Proceeds from the sale of property and equipment	7,929	1,407

Net cash used in investing activities from continuing operations	(98,488)	(8,104)

Cash flows from financing activities:
Proceeds from issuance of debt	95,000	—
Borrowing under ABL facility	15,500	42,500
Payments under ABL facility	(58,000)	—
Payments on long-term debt	(1,125)	(3,359)
Payments of financing costs	(5,637)	(5,679)
Payments on capital lease obligations	(1,748)	(1,356)

Net cash provided by financing activities	43,990	32,106

Net (decrease) increase in cash from continuing operations	(27,917)	30,083
Net increase (decrease) in cash from discontinued operations	2,431	(23,875)

Net (decrease) increase in cash	(25,486)	6,208
Cash at beginning of period	27,839	21,147

Cash at end of period	$2,353	$27,355

Horizon Lines 3rd Quarter 2013	Page 10 of 12

Horizon Lines, Inc.

Adjusted Operating Income Reconciliation

(in thousands)

	Quarter Ended September 22, 2013	Quarter Ended September 23, 2012	Nine Months Ended September 22, 2013	Nine Months Ended September 23, 2012
Operating Income	$17,918	$13,222	$29,599	$8,172

Adjustments:
Restructuring Charge	1,042	—	6,294	—
Antitrust Legal Expenses	18	234	266	1,418
Impairment Charge	2,619	—	2,637	257
Union/Other Severance	9	234	327	1,513
Refinancing Costs	—	23	—	972

Total Adjustments	3,688	491	9,524	4,160

Adjusted Operating Income	$21,606	$13,713	$39,123	$12,332

Horizon Lines, Inc.

Adjusted Net Income (Loss) Reconciliation

(in thousands)

	Quarter Ended September 22, 2013	Quarter Ended September 23, 2012	Nine Months Ended September 22, 2013	Nine Months Ended September 23, 2012
Net Income (Loss)	$4,080	$1,857	$(17,774)	$(76,723)
Net Income (Loss) from Discontinued Operations	2,477	414	1,548	(20,228)

Net Income (Loss) from Continuing Operations	1,603	1,443	(19,322)	(56,495)

Adjustments:
Restructuring Charge	1,042	—	6,294	—
Accretion of Non-Cash Interest	462	421	1,123	1,543
Antitrust Legal Expenses	18	234	266	1,418
Impairment Charge	2,619	—	2,637	257
Union/Other Severance	9	234	327	1,513
Loss (Gain) on Change in Value of Debt Conversion Features	23	(255)	(136)	(19,385)
Loss (Gain) on Conversion of Debt/Other Refinancing Costs	—	391	(5)	37,761
Tax Impact of Adjustments	(600)	(152)	(599)	(152)

Total Adjustments	3,573	873	9,907	22,955

Adjusted Net Income (Loss) from Continuing Operations	$5,176	$2,316	$(9,415)	$(33,540)

Horizon Lines 3rd Quarter 2013	Page 11 of 12

Horizon Lines, Inc.

Adjusted Net Income (Loss) Per Share Reconciliation

	Quarter Ended September 22, 2013	Quarter Ended September 23, 2012	Nine Months Ended September 22, 2013	Nine Months Ended September 23, 2012
Diluted Net Income (Loss) Per Share	$0.05	$0.02	$(0.50)	$(4.05)
Diluted Net Income (Loss) Per Share from Discontinued Operations	0.03	—	0.04	(1.07)

Diluted Net Income (Loss) Per Share from Continuing Operations	0.02	0.02	(0.54)	(2.98)

Adjustments Per Share:
Restructuring Charge	0.01	—	0.18	—
Accretion of Non-Cash Interest	—	0.01	0.03	0.08
Antitrust Legal Expenses	—	—	—	0.07
Impairment Charge	0.03	—	0.07	0.01
Union/Other Severance	—	—	0.01	0.08
Loss (Gain) on Change in Value of Debt Conversion Features	—	—	—	(1.01)
Loss (Gain) on Conversion of Debt/Other Refinancing Costs	—	—	—	1.99
Tax Impact of Adjustments	—	—	(0.02)	(0.01)

Total Adjustments	0.04	0.01	0.27	1.21

Diluted Adjusted Net Income (Loss) Per Share from Continuing Operations	$0.06	$0.03	$(0.27)	$(1.77)

Horizon Lines, Inc.

EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

	Quarter Ended September 22, 2013	Quarter Ended September 23, 2012	Nine Months Ended September 22, 2013	Nine Months Ended September 23, 2012
Net Income (Loss)	$4,080	$1,857	$(17,774)	$(76,723)
Net Income (Loss) from Discontinued Operations	2,477	414	1,548	(20,228)

Net Income (Loss) from Continuing Operations	1,603	1,443	(19,322)	(56,495)

Interest Expense, Net	17,015	13,808	49,649	49,036
Income Tax Benefit	(729)	(2,150)	(603)	(1,805)
Depreciation and Amortization	13,437	13,273	38,796	40,705

EBITDA	31,326	26,374	68,520	31,441
Restructuring Charge	1,042	—	6,294	—
Antitrust Legal Expenses	18	234	266	1,418
Impairment Charge	2,619	—	2,637	257
Union/Other Severance	9	234	327	1,513
Loss (Gain) on Change in Value of Debt Conversion Features	23	(255)	(136)	(19,385)
Loss (Gain) on Conversion of Debt/Other Refinancing Costs	—	391	(5)	37,761

Adjusted EBITDA	$35,037	$26,978	$77,903	$53,005

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance and (ii) EBITDA is a measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, and when determining the payment of discretionary bonuses.

Horizon Lines 3rd Quarter 2013	Page 12 of 12

Horizon Lines, Inc.

2013 Estimated EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

2013
Net Loss	$(39,593) - (31,593)
Net Income from Discontinued Operations	1,548

Net Loss from Continuing Operations	(41,141) - (33,141)

Interest Expense, Net	67,000
Tax Benefit	(655)
Depreciation and Amortization	52,100

EBITDA	77,304 - 85,304
Impairment Charges	2,637
Restructuring Charges/Severance	6,800
Antitrust Legal Expenses	400
Gain on Conversion of Debt/Other Refinancing Costs	(136)
Gain on Change in Value of Debt Conversion Features	(5)

Adjusted EBITDA	$87,000 - 95,000

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